FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS DECEMBER SALES

Secaucus, New Jersey - January 10, 2008 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced sales results for the five-week period ended January 5, 2008.

Total sales for the five-week period ended January 5, 2008 were $314.6 million, a 1% decrease compared to sales of $318.5 million for the five-week period ended December 30, 2006. Consolidated comparable store sales increased 2% on top of last year’s 6% comparable store sales increase. During fiscal December, the Company opened one The Children’s Place store and seven Disney Stores.

For the nine-week holiday selling period, The Children’s Place brand achieved a 7% increase in comparable store sales on top of a 4% increase for the same period last year. Disney Store reported a 5% decline in comparable store sales compared to a 12% increase last year. Both brands had higher promotional levels during the 2007 holiday season than last year.

Total Sales (millions):

	December 2007	December 2006	% Change	Year-to-Date 2007	Year-to-Date 2006	% Change
The Children’s Place brand	$ 199.9	$ 197.9	1%	$ 1,438.0	$ 1,319.2	9%
Disney Store	$ 114.7	$ 120.6	(5)%	$ 603.1	$ 571.2	6%
Total Company	$ 314.6	$ 318.5	(1)%	$ 2,041.1	$ 1,890.4	8%

Comparable Store Sales1:

	December 2007	December 2006	Year-to-Date 2007	Year-to-Date 2006
The Children’s Place brand	6%	4%	2%	11%
Disney Store	(4)%	10%	0%	13%
Total Company	2%	6%	2%	12%

The Company also provided an update on its strategic review that began in October, 2007. As part of this ongoing process, during December the Company retained an industry-leading retail consulting firm to help identify operational improvements that are expected to deliver enhanced shareholder value. Additionally, the Board of Directors and management team are in the process of assessing a wide variety of options to improve the Company’s business and competitive position, including a long-term strategy to realize the full potential for the Disney Store brand.

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PLCE: December 2007 Sales Release

Separately, the Company commented that it will not be able to hold its fiscal 2006 Shareholder Meeting by the February 3, 2008 deadline required by the Nasdaq Stock Market listing rules due to the delayed filing of its Annual Report on Form 10-K which was filed on December 5, 2007. Accordingly, the Company will request an extension to the meeting deadline from Nasdaq and expects to hold the meeting in the Spring of 2008.

In conjunction with today’s December sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, January 17, 2008. To access the call, please dial (402) 220-2650 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of January 5, 2008, the Company owned and operated 912 The Children’s Place stores and 337 Disney Stores in North America and its online stores at www.childrensplace.com and www.disneystore.com.

1 As previously announced, due to the extra week in fiscal 2006, the Company’s fiscal 2007 comparable store sales have shifted by one week as compared to the corresponding period of fiscal 2006. References made today and going forward regarding last year’s comparable store sales results, in view of the shift, will be on the “adjusted” basis. For a breakdown of the Company’s fiscal 2006 comparable store sales on an “as reported” and “as adjusted” basis, please refer to the Company’s March 8, 2007, press release.

This press release (and above referenced call) may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its reports of Forms 10-K and 10-Q. Risks and uncertainties relating to the restatement of the Company's historical financial information, the Company’s historical stock option granting practices and other historical practices identified as material weaknesses as described in the Company’s filings on December 5, 2007, the delays in scheduling of the Company’s fiscal 2006 shareholder meeting, the outcome of the informal investigation of the Company being conducted by the Securities and Exchange Commission, potential other governmental proceedings, the shareholder litigation commenced against the Company and certain of its officers and directors also could cause actual results, events and performance to differ materially. Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc.
Investors:	Jane Singer, Investor Relations, (201) 453-6955
Media:	Diane Zappas/Leigh Parrish, FD, (212) 850-5600

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